UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 1, 2015

ALICO, INC.

(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10070 Daniels Interstate Court Fort Myers, Florida, 33913 (Address of principal executive offices)

Registrant’s telephone number, including area code: (239) 226-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2015, Alico, Inc. (the “Company”) announced that it had appointed John E. Kiernan as the Company’s Senior Vice President and Chief Financial Officer, effective immediately, and that W. Mark Humphrey had resigned as the Company’s Senior Vice President and Chief Financial Officer, effective immediately.  A copy of the press release announcing Mr. Kiernan’s appointment and Mr. Humphrey’s resignation is attached hereto as Exhibit 99.1.

The Company also entered into an employment agreement with Mr. Kiernan, dated as of June 1, 2015 (the “Employment Agreement”), providing for an annual base salary of $325,000, a target annual bonus equal to 50% of his annual base salary, and an initial equity award grant of 4,000 restricted shares of the Company’s common stock that vests in equal installments on each of the first three anniversaries of the grant date (the “Sign-On Grant”) and an additional equity award grant of 4,000 restricted shares of the Company’s common stock that vests in full on the fifth anniversary of the grant date (the “Additional Grant”), in each case subject to continued employment.

The Employment Agreement also provides that, if the Company terminates Mr. Kiernan’s employment without “cause” or if, following a change of control of the Company, Mr. Kiernan resigns for “good reason” (each as defined in the Employment Agreement), then Mr. Kiernan will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims, an amount equal to his base salary for the most recently completed fiscal year.  The Sign-On Grant will also vest fully and immediately upon such a termination and, the Additional Grant will vest on a pro rata basis (fully and immediately, if such termination follows a change of control of the Company) upon such a termination.

The Employment Agreement with Mr. Kiernan provides that, during and for a period of twelve months following the termination of the executive’s employment for any reason, he will be restricted from competing with the Company and its affiliates or soliciting the Company’s and its affiliates’ respective customers or employees.  The foregoing description of the Employment Agreement with Mr. Kiernan does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company has entered into a separation and consulting agreement with Mr. Humphrey, dated as of June 1, 2015 (the “Separation and Consulting Agreement”), to govern certain compensation and post-employment matters and to provide for Mr. Humphrey’s service to the Company as a consultant for a one-year period following his resignation.  Under the Separation and Consulting Agreement, Mr. Humphrey will be entitled, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, to the following benefits:  (a) $100,000 in cash in a lump sum, (b) a consulting fee of $350,000 during the period commencing on his resignation date and ending on the first anniversary of his resignation date, subject to his continuing to provide services to the Company (the amounts described in clauses (a) and (b), the “Consulting Fees”).  The Separation and Consulting Agreement also provides that, if Mr. Humphrey’s consulting services are terminated by the Company without cause during the consulting period, he will be paid the amount of any unpaid Consulting Fees under the Separation and Consulting Agreement.  The Separation and Consulting Agreement also contains customary restrictive covenants, including confidentiality, noncompetition, nonsolicitation, and nondisparagement covenants.

Item 9.01.                Financial Statements and Exhibits

(d)              Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of June 1, 2015, by and between Alico, Inc. and John E. Kiernan.
99.1	Press Release, dated as of June 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: June 1, 2015	By:	/s/ Clayton G. Wilson
	Name:	Clayton G. Wilson
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Employment Agreement, dated as of June 1, 2015, by and between Alico, Inc. and John E. Kiernan.
99.1	Press Release, dated as of June 1, 2015.